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                                                                   EXHIBIT 4.A.3

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                          SECOND SUPPLEMENTAL INDENTURE

                                      AMONG

                       EL PASO PRODUCTION HOLDING COMPANY

                                   AS ISSUER,

                           EL PASO PRODUCTION COMPANY,

                           EL PASO PRODUCTION GOM INC.

                                       AND

                        EL PASO ENERGY RATON CORPORATION,

                            AS SUBSIDIARY GUARANTORS,

                                       AND

                            WILMINGTON TRUST COMPANY

                                   AS TRUSTEE

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                                  JULY 26, 2004

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                          7-3/4% SENIOR NOTES DUE 2013

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                          SECOND SUPPLEMENTAL INDENTURE

      This Second Supplemental Indenture dated as of July 26, 2004 (this "Second Supplemental Indenture") among (i) El Paso Production Holding Company, a Delaware corporation (the "Company"), (ii) El Paso Production Company, El Paso Production GOM Inc. and El Paso Energy Raton Corporation (collectively, the "Subsidiary Guarantors") and (iii) Wilmington Trust Company, as trustee (the "Trustee"). All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Original Indenture (as defined below).

                              W I T N E S S E T H:

      WHEREAS, the Company, El Paso Production Company ("El Paso Production"), El Paso Production GOM Inc. ("GOM"), Vermejo Minerals Corporation ("Vermejo") and El Paso Energy Raton, L.L.C. ("Raton") have heretofore executed and delivered to the Trustee an Indenture dated as of May 23, 2003 (the "Original Indenture"), providing for the issuance $1,200,000,000 aggregate principal amount of the Company's 7-3/4% Senior Notes due 2013;

      WHEREAS, Raton and Vermejo entered into an Agreement of Merger, pursuant to which (i) Raton was merged with and into Vermejo, (ii) Vermejo was the surviving corporation of the merger contemplated by such agreement and (iii) Vermejo's name was changed to "El Paso Energy Raton Corporation;"

      WHEREAS, the Company, El Paso Production, GOM and Vermejo entered into that First Supplemental Indenture dated as of January 31, 2004 (the "First Supplemental Indenture"), pursuant to which Vermejo expressly assumed the obligations of Raton under its Subsidiary Guarantee;

      WHEREAS, Section 9.01(6) of the Original Indenture provides that, without notice to or consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Original Indenture to add to the covenants of the Company for the benefit of the Holders;

      WHEREAS, the Company and the Subsidiary Guarantors desire to add to the covenants contained in the Original Indenture for the benefit of the Holders;

      WHEREAS, all action on the part of the Company and the Subsidiary Guarantors necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this Second Supplemental Indenture, has been duly taken; and

      NOW, THEREFORE, to comply with the provisions of the Original Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Securities as follows:

                                    ARTICLE 1

      Section 1.01 This Second Supplemental Indenture is supplemental to the Original Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as a part of, the Original Indenture for any and all purposes.

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      Section 1.02 This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

                                    ARTICLE 2

      Section 2.01 The following definitions shall be added (each in the appropriate alphabetical order with respect to the other definitions) to Section
1.01 of the Original Indenture, as supplemented:

            "Company Proved Reserves" means, as of any date of determination, the total "proved oil and gas reserves" of the Company and its Restricted Subsidiaries, calculated in accordance with SEC guidelines and expressed on a million cubic feet of natural gas equivalent basis, as reported in the Latest Reserve Report available as of such date of determination.

            "Consolidated Indebtedness" means the total Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

            "Debt to EBITDA Ratio" as of any date of determination means the ratio of (x) Consolidated Indebtedness as of such date of determination to
      (y) the aggregate amount of EBITDA for the Reference Period; provided, however, that, for purposes of such computation only, in calculating
      EBITDA:

                  (1) only for purposes of determining the Debt to EBITDA Ratio on a pro forma basis giving effect to an Affiliate Transaction (or series of related Affiliate Transactions), the transaction giving rise to the need to calculate the Debt to EBITDA Ratio shall be given pro forma effect as if such Affiliate Transaction (or series of related Affiliate Transactions) had occurred on the first day of the Reference Period;

                  (2) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, and the application of Net Available Cash therefrom, occurred on the first day of such Reference Period;

                  (3) if since the beginning of the Reference Period (A) the
            Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition (or shall have received a contribution) of assets or (B) any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition (or received a contribution) of assets that would have required an adjustment pursuant to clause (A) above if made by the Company or a Restricted Subsidiary during such Reference Period, then EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto

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            as if such Asset Disposition, Investment, acquisition or receipt of contribution of assets occurred on the first day of such Reference Period.

                  For purposes of this definition, whenever pro forma effect is to be given to an acquisition or receipt of a contribution of assets, the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith in accordance with Article 11 of Regulation S-X promulgated by the SEC (provided that such acquisition or receipt of contribution of assets shall be given effect as if it had occurred on the first day of the Reference Period), by a responsible financial or accounting Officer of the Company.

            "Debt to Company Proved Reserves Ratio" as of any date of determination, means the ratio of (x) Consolidated Indebtedness as of such date of determination to (y) the Company Proved Reserves as of such date of determination; provided, however, that, for purposes of such computation only, in calculating Company Proved Reserves:

                  (1) only for purposes of determining the Debt to Company
            Proved Reserves Ratio on a pro forma basis giving effect to an Affiliate Transaction (or series of related Affiliate Transactions), Company Proved Reserves shall be increased or decreased by the Proved Reserves attributable to any assets acquired (including any assets received in a contribution) or disposed of (respectively) in such Affiliate Transaction (or series of related Affiliate Transactions);

                  (2) Company Proved Reserves shall be increased by the Proved
            Reserves attributable to any acquisition or receipt of contribution of assets consummated since the date of the Latest Reserve Report as of such date of determination;

                  (3) Company Proved Reserves shall be decreased by the Proved
            Reserves (A) disposed of since the date of the Latest Reserve Report and (B) produced during the period commencing on the date of the Latest Reserve Report and ending as of the most recent month's end preceding the date of determination for which monthly operating reports are available to the Company in respect of the properties to which the Company Proved Reserves are attributable; and

                  (4) Company Proved Reserves shall be increased or decreased by the amount of any revisions to Company Proved Reserves due to exploration, development, exploitation, production or other activities conducted or otherwise occurring during the period commencing on the date of the Latest Reserve Report and ending as of such date of determination.

                  For purposes of this definition of Debt to Company Proved Reserves Ratio, all increases and decreases to Company Proved Reserves described in items (1) through (4) above shall be set forth in an Officer's Certificate and shall be estimated in good faith in writing in accordance with SEC guidelines by the Company's engineers or engineers retained by it. If any of the

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      increases or decreases to Company Proved Reserves described in items (1)
      through (4), individually or in the aggregate, constitutes a Material Change in Reserves, such increases or decreases (excluding for purposes of such determination decreases attributable to production from the properties of the Company and its Restricted Subsidiaries since the date of the Latest Reserve Report) shall also be confirmed in writing by an independent petroleum engineer retained by the Company.

            "Latest Reserve Report" means, as of any date of determination, the most recent reserve report of the Company and its Restricted Subsidiaries (which shall be as of a date not more than fifteen (15) months prior to such date of determination), prepared and reviewed in accordance with SEC guidelines by an independent petroleum engineer retained by the Company.

            "Material Change in Reserves" means an increase or decrease in Company Proved Reserves (excluding for purposes of such determination decreases attributable to production from the properties of the Company and its Restricted Subsidiaries since the date of the Latest Reserve Report) of more than 10% of Company Proved Reserves as of the relevant date of determination (without giving effect to any increases and decreases described in items (1) through (4) of the definition of "Debt to Company Proved Reserves Ratio" occurring since the date of the Latest Reserve Report).

            "Negative Credit Event" means the occurrence of any Affiliate Transaction (or series of related Affiliate Transactions) the effect of which is to cause (1) (x) the Debt to Company Proved Reserves Ratio, calculated on a pro forma basis immediately after giving effect to such Affiliate Transaction (or series of related Affiliate Transactions) being greater than (y) the Debt to Company Proved Reserves Ratio immediately prior to such Affiliate Transaction (or series of related Affiliate Transactions) or (2) (x) the Debt to EBITDA Ratio, calculated on a pro forma basis immediately after giving effect to such Affiliate Transaction (or series of related Affiliate Transactions) being greater than (y) the Debt to EBITDA Ratio immediately prior to such Affiliate Transaction (or series of related Affiliate Transactions).

            "Proved Reserves" of a Person or an asset means the "proved oil and gas reserves" owned by such Person or attributable to such asset, in each case, calculated in accordance with SEC guidelines and expressed on a million cubic feet of natural gas equivalent basis.

            "Reference Period" means, with respect to a date of determination, the most recent four consecutive fiscal quarters of the Company ended prior to such date of determination, for which financial information is then publicly available.

      Section 2.02 The Company, the Subsidiary Guarantors and the Trustee hereby acknowledge and agree that the following new Sections 4.07(c) and (d) shall be added to the Original Indenture, as supplemented:

   "(c) Notwithstanding the foregoing provisions of this Section 4.07, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into or otherwise effect any

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   Affiliate Transaction (or series of related Affiliate Transactions) if such
   Affiliate Transaction (or series of related Affiliate Transactions):

            (1)   involves an amount in excess of $100,000,000; and

            (2)   would constitute or result in a Negative Credit Event.

   (d) The provisions of Section 4.07(c) shall not prohibit any transaction or arrangement by the Company or any Restricted Subsidiary:

            (1)   described in Section 4.07(b)(2), (3), (4), (6), (7) or (8) of
                  the Original Indenture;

            (2) that are a transaction or transactions involving only the Company and one or more Subsidiary Guarantors; or

            (3) pursuant to any transaction or arrangement in effect on the Issue Date and described in the Offering Memorandum under the caption "Certain Relationships and Related Transactions," including any modifications, extensions or renewals of any such transactions or arrangements or payments or repayments pursuant to any such transactions or arrangements that do not adversely affect the Company and its Restricted Subsidiaries, considered as a single enterprise.

                                    ARTICLE 3

      Section 3.01 Except as specifically modified herein, the Original Indenture and the Securities are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Subsidiary Guarantors.

      Section 3.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Original Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

      Section 3.03 THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Section 3.04 This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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      Section 3.05 By not later than the close of the Business Day after execution of this Second Supplemental Indenture, the Company shall issue a press release describing the material terms of (a) this Second Supplemental Indenture,
(b) the consents obtained from the Holders of Securities in connection with execution of this Second Supplemental Indenture, and (c) the waiver obtained pursuant to Section 6.04 of the Original Indenture in connection with execution of this Second Supplemental Indenture.

                            (Signature Pages Follow)

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      IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, all as of the date first written above.

                                       EL PASO PRODUCTION HOLDING COMPANY

                                       By:    /s/ D. Mark Leland
                                              ----------------------------------
                                              D. Mark Leland
                                              Executive Vice President and Chief
                                              Financial Officer

                                       EL PASO PRODUCTION COMPANY

                                       By:    /s/ D. Mark Leland
                                              ----------------------------------
                                              D. Mark Leland
                                              Executive Vice President and Chief
                                              Financial Officer

                                       EL PASO PRODUCTION GOM INC.

                                       By:    /s/ D. Mark Leland
                                              ----------------------------------
                                              D. Mark Leland
                                              Executive Vice President and Chief
                                              Financial Officer

                                       EL PASO ENERGY RATON CORPORATION

                                       By:    /s/ D. Mark Leland
                                              ----------------------------------
                                              D. Mark Leland
                                              Executive Vice President and Chief
                                              Financial Officer

                                       WILMINGTON TRUST COMPANY, as Trustee

                                       By:    /s/ Steven Cimalore
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                                       Name:  Steven Cimalore
                                       Title: Vice President

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